Exhibit 99.1

iMedia Signs Agreement to Acquire 123tv, the Leading Auction-Driven TV Retailer in Germany

123tv's 2020 Net Sales were $184 Million

MINNEAPOLIS, MN – September 22, 2021 – iMedia Brands, Inc. (the “Company” or “IMBI”) (NASDAQ: IMBI) today announced that on September 22nd it signed a purchase agreement to acquire 123tv for an enterprise value of approximately $95 million, with an earn-out potential for an additional $50 million based upon achievement of certain target revenues. The transaction is subject to customary closing conditions, including German governmental and Austrian merger control approvals, as well as a financing condition, and the Company expects to close the transaction in the fourth quarter of 2021.

123tv is a leading interactive media company disrupting Germany’s television retailing marketplace with its expertise in proprietary, Dutch auction style live and automated auctions that emotionally engages consumers with 123tv’s balanced merchandising mix of compelling products shipped directly to their homes. 123tv reaches consumers via its television network available in 40+ million German and Austrian television households 24 hours a day, 365 days a year and via its online, mobile and over-the-top (“OTT”) digital platforms. The company controls its entire value chain, from global sourcing to the interactive video point-of-sale experience, to the omnichannel sales and customer solutions.

“We believe gamification of consumers’ emotion-based shopping experience is the ultimate disruption to the status quo,” said Tim Peterman, CEO of IMBI. “123tv’s entrepreneurial team with their proprietary technologies are experts in this shopping disruption and iMedia is humbled by the trust of 123tv’s primary shareholder, Stefan Eishold of ARCUS Capital AG, that enables iMedia to help 123tv accelerate its growth plan, which we believe can include disrupting digital shopping marketplaces here in the United States.”

Commenting on this transaction, Stefan Eishold, CEO of ARCUS Capital AG, said: “We at ARCUS and our partners, BE Beteiligungen and IRIS Capital, would like to thank the 123tv team for the incredibly successful cooperation over the past five years, in which we have transformed the business into an omnichannel sales platform. It was very important to us that we hand over the company into good hands. With Tim and his team at iMedia we have found the best possible new owner.”

GCA Altium acted as financial advisor for ARCUS Capital AG and the other selling shareholders.

About iMedia Brands, Inc.

iMedia Brands, Inc. is a leading interactive media company that owns a growing portfolio of TV Networks, Consumer Brands and Digital Services that together position the Company as a leading single-source partner to television advertisers and consumer brands seeking to entertain and transact with customers using interactive video.

About ARCUS Capital AG

ARCUS Capital AG is an independent investment company based in Germany that is focused on medium-sized companies in German-speaking countries. The company works in partnership and continuously as a sparring partner for management in companies it invests to be competitive and successful together.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future operations, future business opportunities, the ability to disrupt the digital shopping marketplace and the acquisition of 123tv Group. Any statements contained herein that are not statements of historical fact, including statements regarding the expected impact of COVID-19 on television retailing are forward-looking. The Company often use words such as anticipates, believes, estimates, expects, intends, seeks, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment, including COVID-19; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for the Company’s programming and the associated fees or estimated cost savings from contract renegotiations; the Company’s ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom the Company has contractual relationships, and to successfully manage key vendor and shipping relationships and develop key partnerships and proprietary and exclusive brands; the ability to manage operating expenses successfully and the Company’s working capital levels; the ability to remain compliant with the Company’s credit facilities covenants; customer acceptance of the Company’s branding strategy and its repositioning as a video commerce Company; the ability to respond to changes in consumer shopping patterns and preferences, and changes in technology and consumer viewing patterns; changes to the Company’s management and information systems infrastructure; challenges to the Company’s data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting the Company’s operations; significant events (including disasters, weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from its programming; disruptions in the Company’s distribution of its network broadcast to customers; the Company’s ability to protect its intellectual property rights; our ability to obtain and retain key executives and employees; the Company’s ability to attract new customers and retain existing customers; changes in shipping costs; expenses related to the actions of activist or hostile shareholders; the Company’s ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits of television programming; and the risks identified under Item 1A(Risk Factors) in the Company’s most recently filed Form 10-K and any additional risk factors identified in its periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. the Company’s is under no obligation (and expressly disclaim any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Investors:

Gateway Investor Relations

Cody Slach

IMBI@gatewayir.com

(949) 574-3860

Media:

press@imediabrands.com

(800) 938-9707

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